Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

MIPS Technologies International Ltd.

MIPS Technologies (Shanghai) Co., Ltd.

MIPS Technologies International AG

MIPS Technologies B.V.

MIPS Technologies B.V. Japan Branch

MIPS Technologies B.V. Germany Branch

MIPS Technologies B.V. Israel Branch

MIPS Technologies B.V. Taiwan Branch

MIPS Technologies B.V., Korea Branch

MIPSABG Chipidea, Lda.

Chipidea Mikroelektronika Sp. z o.o.

Chipidea Microelectronica (France) S.A.R.L.

Chipidea Semiconductors N.V.

Chipidea Microelectronics (Suzhou) Ltd.

Chipidea Microelectronics (Macau), Ltd.

Chipidea Microelectrónica (Norway) AS